As Filed with the Securities and Exchange Commission on October 15, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________

PGT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	20-0634715 (I.R.S. Employer Identification No.)
1070 Technology Drive
North Venice, Florida  34275
(941) 480-1600
(Address, including zip code, and telephone number
of registrant's principal executive offices)
_______________

PGT SAVINGS PLAN

(Full title of the plan)
_______________

Mario Ferrucci III, Esq.
Corporate Counsel
PGT, Inc.
1070 Technology Drive
North Venice, Florida  34275
 (Name and address of agent for service)

(941) 480-1600

(Telephone number, including area code, of agent for service)

It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

Robert B. Pincus, Esq.
Allison Land, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Wilmington, Delaware 19801
(302) 651-3000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, par value $0.01 per share	500,000	$8.09	$4,045,000	$125.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover, in addition to the common stock, par value $0.01 per share (the "Common Stock"), of PGT, Inc., a Delaware corporation (the "Company" or "Registrant") listed above, an indeterminate amount of interests to be offered or sold pursuant to the PGT Savings Plan (the "Plan").

(2)
Pursuant to Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of the Registrant's Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(3)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low sale prices of the Common Stock respectively, on the NASDAQ Global Market on October 9, 2007.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

(a)  The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken altogether, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)  Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to Mario Ferrucci III, Esq., the Company’s Corporate Counsel and Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company and the Plan with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act are hereby incorporated by reference into this Registration Statement:

(a)           The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2006, filed with the Commission on March 21, 2007;

(b)           The description of the Company’s Common Stock that is contained in the Company’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on June 16, 2006, including any amendment or report filed for the purpose of updating such description; and

(c)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 30, 2006.

All documents filed or subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference.  Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as directors or officers, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to us or our stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.  We have entered into indemnification agreements with our directors.  The indemnification agreements provide indemnification to our directors under certain circumstances for acts or omissions that may not be covered by directors' and officers' liability insurance and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.  We currently maintain liability insurance for our directors and officers.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed in the Exhibit Index, which is incorporated herein by reference, are filed as part of this Registration Statement.

In accordance with Item 8 of Form S-8, the undersigned registrant hereby undertakes to submit the Plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Venice, State of Florida, on this 15th day of October, 2007.

PGT, Inc.

By:	/s/ Rodney Hershberger
Name:	Rodney Hershberger
Title:	President and Chief
Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes Mario Ferrucci III, Esq., as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date
/s/ Rodney Hershberger Rodney Hershberger	President, Chief Executive Officer, and Director (Principal Executive Officer and Director)	October 15, 2007
/s/ Jeffrey T. Jackson Jeffrey T. Jackson	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 15, 2007
/s/ Paul S. Levy Paul S. Levy	Director	October 15, 2007
/s/ Daniel Agroskin Daniel Agroskin	Director	October 15, 2007

/s/ Alexander R. Castaldi Alexander R. Castaldi	Director	October 15, 2007
/s/ Richard D. Feintuch Richard D. Feintuch	Director	October 15, 2007
/s/ Ramsey A. Frank Ramsey A. Frank	Director	October 15, 2007
/s/ M. Joseph McHugh M. Joseph McHugh	Director	October 15, 2007
/s/ Brett N. Milgrim Brett N. Milgrim	Director	October 15, 2007
/s/ William J. Morgan William J. Morgan	Director	October 15, 2007
/s/ Floyd F. Sherman Floyd F. Sherman	Director	October 15, 2007
/s/ Randy L. White Randy L. White	Director	October 15, 2007

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Venice, State of Florida, on this 15th day of October, 2007.

PGT SAVINGS PLAN

By:	/s/ Jeffrey T. Jackson
Name:	Jeffrey T. Jackson
Title:	Plan Administrator

EXHIBIT INDEX
4.1
Amended and Restated Certificate of Incorporation of PGT, Inc. (incorporated herein by reference to Exhibit 3.1 to Amendment No. 3 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on June 8, 2006, Registration No. 333-132365).

4.2
Amended and Restated By-Laws of PGT, Inc. (incorporated herein by reference to Exhibit 3.2 to Amendment No. 3 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on June 8, 2006, Registration No. 333-132365).

4.3
Specimen Certificate of the Company's Common Stock, par value $0.01 per share (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on May 25, 2006, Registration No. 333-132365).

4.4
Form of Amended and Restated Security Holders Agreement, by and among PGT, Inc., JLL Partners Fund IV, L.P. and the stockholders named therein (incorporated herein by reference to Exhibit 4.2 to the Company’s Amendment No. 3 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on June 8, 2006, Registration No. 333-132365).

4.5*	PGT Savings Plan.

5.1
Omitted as inapplicable pursuant to Item 8 of Form S-8, which provides that a legal opinion as to the legality of the securities being registered is required only with respect to original issuance securities.

23.1*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page).

__________________________
* Filed herewith.